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                                    CONTACT:    Jackie Beck
      Exhibit 99                                Spalding Sports Worldwide
                                                Phone:  413.322.2087
                                                EMail:  jbeck@spalding.com


FOR IMMEDIATE RELEASE



SPALDING APPOINTS DAN FREY CHIEF FINANCIAL OFFICER


Chicopee, MA, September 13, 1999 . . . Spalding Sports Worldwide announced today the appointment of Dan Frey as chief financial officer, effective September 7, 1999. He will take over from Wade Lewis, who will be completing his assignment for Spalding by year-end and returning to the United Kingdom.

Frey joins Spalding from Duracell International, Inc., where he spent the last five years in a number of senior financial positions. Prior to Duracell, he held various managerial positions within Deloitte & Touche.

"Dan brings a wealth of experience to this position," stated Jim Craigie, President/CEO. "His proven track record in a fast moving consumer products company, along with operating within a public corporate environment, will be a valuable asset to our company."

Additionally, Bill Breaden, corporate controller, has recently resigned. The position of corporate controller will not be filled, and the responsibilities associated with that position will be handled by other members of the financial management team.

Founded in 1876, Spalding Holding Corporation is the leading manufacturer and licensor of branded consumer products serving the golf and sporting goods market under the Spalding, Top-Flite, Ben Hogan, Strata, Etonic, and Dudley brand names. Headquartered in Chicopee, Massachusetts, Spalding markets a broad range of professional quality recreational and athletic goods, including products used in golf, basketball, softball, baseball, volleyball, soccer, and football. To find more information on Spalding, visit our website at www.spalding.com.

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